Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tenable Holdings, Inc. 2002 Stock Incentive Plan, as amended and restated; the Tenable Holdings, Inc. 2012 Stock Incentive Plan, as amended and restated; the Tenable Holdings, Inc. 2016 Stock Incentive Plan, as amended and restated; the Tenable Holdings, Inc. 2018 Equity Incentive Plan; and the Tenable Holdings, Inc. 2018 Employee Stock Purchase Plan of our report dated April 27, 2018 (except for Note 2 and Note 14, as to which the date is June 29, 2018), with respect to the consolidated financial statements of Tenable Holdings, Inc. included in its Registration Statement, as amended (Form S-1 No. 333-226002) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA

July 26, 2018